                                  SCHEDULE 13G

                                 (RULE 13d-102)

      Information to be Included in States Filed Pursuant to Rule 13d-1(b),
        (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                    Under the Securities Exchange Act of 1934
                           (Amendment No.__________)*





                                PREDICT IT, INC.
     ----------------------------------------------------------------------
                                (Name of Issuer)



                                  Common Stock
     ----------------------------------------------------------------------
                         (Title of Class of Securities)



                                    740363106
     ----------------------------------------------------------------------
                                 (CUSIP Number)



                                  May 12, 2000
     ----------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


        Check the appropriate box to designate the rule pursuant to which
        Schedule is filed:

        [ ]  Rule 13d-1(b)

        [X]  Rule 13d-1(c)

        [ ]  Rule 13d-1(d)

        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 3 Pages



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                                  SCHEDULE 13G


--------------------------                           ---------------------------
CUSIP No.  740363106                                 Page    2    of   3   Pages
--------------------------                           ---------------------------

--------------------------------------------------------------------------------
 1       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Venture Catalyst Incorporated
         33-0618806
--------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
 3       SEC USE ONLY

--------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

         Utah corporation
--------------------------------------------------------------------------------
       NUMBER OF           5     SOLE VOTING POWER
         SHARES                  1,227,403
      BENEFICIALLY        ------------------------------------------------------
        OWNED BY           6     SHARED VOTING POWER
          EACH                   -0-
       REPORTING          ------------------------------------------------------
         PERSON            7     SOLE DISPOSITIVE POWER
          WITH                   1,227,403
                          ------------------------------------------------------
                           8     SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,227,403
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [ ]

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         10.2%

--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         CO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!


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                                                               PAGE 3 OF 3 PAGES

ITEM 1(a)      NAME OF ISSUER:
               Predict It, Inc.

ITEM 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
               41 E. 11th Street
               New York, NY  10003

ITEM 2(a)      NAME OF PERSON FILING:
               VENTURE CATALYST INCORPORATED

ITEM 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE:
               16868 Via Del Campo Court, Suite 200
               San Diego, CA  92127

ITEM 2(c)      CITIZENSHIP:
               Utah corporation

ITEM 2(d)      TITLE OF CLASS OF SECURITIES:
               Common Stock

ITEM 2(e)      CUSIP NUMBER:
               740363106

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:
               Not applicable

ITEM 4         OWNERSHIP:
               See items 5-11 of the coversheet hereto

ITEM 5         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
               Not applicable

ITEM 6         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
               Not Applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY: Not Applicable

ITEM 8         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
               Not Applicable

ITEM 9         NOTICE OF DISSOLUTION OF GROUP:
               Not Applicable

ITEM 10        CERTIFICATIONS:
               By signing below I certify that to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set fort in this statement is true, complete and correct.

                                                   May 16, 2000
                                       ------------------------------------
                                                     (Date)

                                               /s/ Sanjay Sabnani
                                       ------------------------------------
                                                   (Signature)

                                              Sanjay Sabnani/President
                                       ------------------------------------
                                                   (Name/Title)